Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April     , 2011, in the Registration Statement (Amendment No.      to Form F-1 No. 333-173001) and related Prospectus of Sequans Communications S.A. dated April     , 2011.

Ernst & Young Audit

Represented by Frédéric Martineau

Paris – La Défense, France

April     , 2011

The foregoing consent is in the form that will be signed upon the completion of the 1-for-2 reverse stock split of the Company’s share capital to be effective immediately prior to the initial public offering.

Ernst & Young Audit

Represented by Frédéric Martineau

Paris – La Défense, France

March 30, 2011